CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 11, 2004, relating to the financial statements and financial highlights as appears in the June 30, 2004 Annual Reports to the Board of Trustees and Shareholders of Institutional Fiduciary Trust and The Money Market Portfolios, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.




/S/ PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP
San Francisco, California
October 27, 2004